Exhibit 99.1

News Release

For more information, contact:

Teresa Paulsen         MEDIA

Vice President,

Communication & External Relations

ConAgra Foods, Inc.

tel: 402-240-5210

Chris Klinefelter        ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS FISCAL 2014 FIRST-QUARTER PERFORMANCE

Fiscal 2014 First-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations of $0.33 as reported and $0.37 adjusted for items impacting comparability, down 46% as reported and down 16% on a comparable basis.

•	Consumer Foods’ sales and operating profit declined on a comparable basis, reflecting soft volumes and significant investment in new products. Changes in merchandising and promotion support, as well as additional cost reduction activities, are under way to improve volume and profit performance as the fiscal year progresses.

•	Commercial Foods’ sales were in line with year-ago amounts, and segment operating profit decreased, as expected, due to previously discussed customer transition issues at Lamb Weston potato products. The impact of the customer transition issues is expected to lessen as the fiscal year progresses.

•	Ralcorp business performance is on track to contribute approximately $0.25 of diluted EPS from continuing operations in fiscal 2014, adjusted for items impacting comparability. Long-term synergy expectations from Ralcorp remain unchanged at $300 million by fiscal 2017.

•	Full-year diluted EPS is expected to be in the range of $2.34 – $2.38, adjusted for items impacting comparability. In terms of full-year EPS performance, the company expects a more favorable input cost environment, higher selling, general, and administrative (SG&A) cost savings throughout the remainder of the fiscal year, as well as some volume recovery in the second half of the fiscal year, to offset a portion of the EPS softness seen in the fiscal first quarter.

•	Debt reduction and other capital allocation goals are unchanged.

OMAHA, Neb., Sept. 19, 2013 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2014 first quarter ended Aug. 25, 2013. Diluted EPS from continuing operations was $0.33 as reported for the fiscal first quarter, down

-more-

CONAGRA FOODS

46% from $0.61 in the year-ago period. Excluding $0.04 per diluted share of net expense in the current quarter, and $0.17 of net benefit in the year-ago period, from items impacting comparability, current-quarter diluted EPS from continuing operations of $0.37 was 16% below the comparable $0.44 earned in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes on page 10.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “Our first-quarter Consumer Foods volumes were lower than planned due to category and customer challenges. We are revising our merchandising and promotion plans to improve our volume, and we have already begun additional SG&A cost management initiatives that should improve EPS performance as the fiscal year progresses. We still expect to post good EPS growth this fiscal year, and we are confident in our long-term EPS growth and cash flow outlook as the sizeable synergies from Ralcorp are achieved over the next few years.”

Consumer Foods Segment

Branded and non-branded food sold in retail and foodservice channels.

The Consumer Foods segment posted sales of approximately $2 billion and operating profit of $186 million, as reported. Sales declined 2% as reported, which includes 2% contribution from acquisitions, a 3% organic volume decline, and a 1% decline in price/mix. The sales performance largely reflects difficult conditions for some of the company’s customers, as well as weak results for some categories (including frozen foods) negatively impacted by competitor promotional activity. Significant slotting and promotion related to new product launches weighed on price/mix; that level of concentrated, up-front investment will not be repeated this fiscal year. The company is in the process of revising its merchandising and promotion to improve volumes as the year progresses.

•	Brands posting sales growth for the quarter include ACT II, Egg Beaters, Hunt’s, Reddi-wip, Rosarita, Swiss Miss, Van Camp’s, Wesson, and others. More brand details are in the Q&A document accompanying this release.

-more-

CONAGRA FOODS

Operating profit of $186 million declined 21% from $236 million in the year-ago period, as reported. After adjusting for $2 million of net expense in the current period, and $7 million of net expense in the year-ago period, from items impacting comparability, current-quarter operating profit of $189 million (rounded) decreased 22% from $243 million in the year-ago period. The comparable profit performance reflects the weak sales performance as well as significant marketing investment in support of new product introductions. These new-product-related investments for the quarter totaled $26 million ($16 million of costs netted against sales, and $10 million in marketing classified as SG&A). Cost savings more than offset modest input cost inflation. The company expects operating profit comparisons to improve in the second half of the fiscal year given a more favorable inflation environment, increasing SG&A cost savings, and improved volume.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.26 billion, essentially in line with $1.27 billion a year ago. Segment operating profit was $130 million, 7% below year-ago amounts.

Lamb Weston potato products’ sales and profits were below year-ago amounts, as expected, given that a major foodservice customer did not renew a sizeable amount of potato business. Overall profits for the rest of Lamb Weston grew. Lamb Weston is in the process of expanding its business with other customers, and expects results to improve as the year progresses.

Flour milling operations posted growth in sales and operating profits, reflecting the pass-through of changing wheat costs as well as good product mix and efficiencies.

The company is currently preparing for the formation of Ardent Mills, into which the company expects to contribute its milling operations. The details of that transaction, which is expected to close in the fourth quarter of calendar 2013, were announced on March 5, 2013. While the company expects approximately $0.03 of EPS dilution this fiscal year, as previously discussed, due to the formation of the venture, over the long term, the venture’s profit growth is expected to be accretive to ConAgra Foods’ EPS.

-more-

CONAGRA FOODS

Ralcorp

Ralcorp businesses contributed a total of $942 million in sales and $82 million in operating profit for the fiscal first quarter, as reported. After adjusting for $1 million of net expense from items impacting comparability, operating profit was $83 million for the quarter. Because of the seasonality of Ralcorp sales and profits, contribution in the fiscal first quarter is generally the smallest of the fiscal year. The sales and profit results were slightly less than expected given the difficult retail customer environment. The company continues to expect approximately $0.25 per share of diluted EPS contribution, adjusted for items impacting comparability, this fiscal year from the Ralcorp businesses. The company currently reports Ralcorp results within two segments: Ralcorp Food Group and Ralcorp Frozen Bakery Products, listed as such in the segment detail later in this release.

Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $21 million of unfavorable impact in the current quarter and $130 million of favorable impact in the year-ago period. The company identifies these amounts as items impacting comparability.

Other Items

•	Unallocated Corporate amounts were $127 million of expense in the current quarter and $43 million of benefit in the year-ago period. Current-quarter amounts include $21 million of unfavorable hedge-related impact and $34 million of net expense from other items impacting comparability (details starting on page 7 of this release). Year-ago period amounts include $130 million of favorable hedge-related impact and $12 million of expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $72 million for the current quarter and $75 million in the year-ago period.

-more-

CONAGRA FOODS

•	Equity method investment earnings were $4 million for the current quarter and $8 million in the year-ago period; the year-over-year decline largely reflects difficult market conditions for a European potato joint venture.

•	Net interest expense was $96 million in the current quarter and $49 million in the year-ago period; the increase reflects the incremental interest related to the debt incurred to fund acquisitions, principally Ralcorp.

Capital Items

•	Dividends for the current quarter totaled $105 million versus $98 million in the year-ago period.

•	The company repurchased approximately 876,000 shares of common stock during the quarter for approximately $31 million, as it deployed proceeds from stock option exercises.

•	For the current quarter, capital expenditures for property, plant and equipment were $181 million, compared with $98 million in the year-ago period; $34 million of the increase relates to Ralcorp. The comparable increase reflects several significant planned plant expansions and improvements. Depreciation and amortization expense was approximately $147 million for the fiscal first quarter; this compares with a total of $91 million in the year-ago period. Approximately $50 million of the increase in depreciation and amortization relates to Ralcorp.

•	The company recently announced the divestiture of Lightlife, one of ConAgra Foods’ smaller brands and product lines that includes vegetarian-based burgers, hotdogs and other meatless frozen and refrigerated items. The brand, which was part of the Consumer Foods segment, was sold on Sept. 16, after the end of the fiscal first quarter, to Brynwood Partners for an undisclosed amount. Results for Lightlife for the fiscal first quarter and all prior periods are classified as discontinued operations.

•	After the quarter-end, the company purchased certain dessert production assets from Harlan Bakeries, a former co-manufacturing partner who made frozen fruit and cream pies as well as pastry shells under the Marie Callender’s and Claim Jumper brand names.

-more-

CONAGRA FOODS

•	The company has extended the termination date for its $1.5 billion revolving credit facility by another two years; the facility will now terminate on Sept. 14, 2018.

Outlook

The company currently expects fiscal 2014 diluted EPS, adjusted for items impacting comparability, to be approximately $2.34-$2.38. This reduction from prior estimates reflects the softer-than-planned first quarter EPS, partially offset by additional SG&A cost management initiatives, a more favorable input cost environment, and the expectation for gradually improving Consumer Foods volumes.

Given the gradual nature of the anticipated recovery from the volume challenges, the company expects its fiscal 2014 second-quarter diluted EPS to be in the range of $0.55, adjusted for items impacting comparability. The company therefore expects the full year’s growth in EPS to occur in the second half of the fiscal year.

The company continues to expect approximately $0.25 of EPS contribution from Ralcorp this fiscal year, adjusted for items impacting comparability. The company also continues to expect approximately $0.10 of negative diluted EPS impact from the combination of customer transition issues at Lamb Weston and dilution from the formation of Ardent Mills, as previously discussed. The company notes that within the first-quarter comparable EPS of $0.37, there was approximately $0.04 per share of expense related to supporting new product introductions within the Consumer Foods segment; this expense was planned, and no such level of new-product-related marketing expense will repeat this fiscal year. The company also notes that fiscal first-quarter sales and profit contribution from the Ralcorp business is expected to be the lowest of the fiscal year, reflecting seasonality.

The company’s long-term EPS growth rates, and multi-year synergy goals related to the Ralcorp acquisition, are unchanged from prior estimates. The company expects at least 10% annual comparable EPS growth in fiscal 2015-2017 period, and expects the synergies from the Ralcorp transaction to reach $300 million of annual pretax cost-related synergies by the end of fiscal 2017.

-more-

CONAGRA FOODS

Major Items Impacting First-quarter Fiscal 2014 EPS Comparability

Included in the $0.33 diluted EPS from continuing operations for the first quarter of fiscal 2014 (EPS amounts rounded and after tax):

•	Approximately $0.05 per diluted share of net expense, or $37 million pretax, resulting from restructuring, integration, and transaction costs (including acquisition-related restructuring). $34 million of this is classified as unallocated Corporate expense (SG&A), $2 million is classified within the Consumer Foods segment (essentially all SG&A), and $1 million is classified within the Ralcorp Food Group segment (essentially all SG&A).

•	Approximately $0.03 per diluted share of net expense, or $21 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.05 per diluted share of net benefit related to unusual tax matters, primarily resulting from a change in estimate related to the tax methods used for certain international sales.

Included in the $0.61 diluted EPS from continuing operations for the first quarter of fiscal 2013 (EPS amounts rounded and after tax):

•	Approximately $0.20 per diluted share of net benefit, or $130 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.02 per diluted share of net expense, or $8 million pretax, related to historical legal matters, classified as unallocated Corporate expense. This amount is not tax-deductible.

•	Approximately $0.01 per diluted share of net expense, or $4 million pretax, related to restructuring activities designed to improve efficiencies. $3 million of these are in the Consumer Foods segment ($2 million cost of goods sold (COGS) / $1 million SG&A), and $1 million is in unallocated Corporate expense (SG&A).

-more-

CONAGRA FOODS

•	Approximately $0.01 per diluted share of net expense, or $7 million pretax, from acquisition and related costs. $4 million is classified within the Consumer Foods segment ($2 million COGS, $2 million in SG&A) and $3 million is classified within unallocated Corporate expense (SG&A).

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-437-9481 and 1-719-325-2322, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 9522575. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website

-more-

CONAGRA FOODS

that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; the timing to consummate the potential joint venture combining the flour milling businesses of ConAgra Foods, Cargill, and CHS; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the potential joint venture; the availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing, including increased marketing investments; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any ConAgra Foods product recalls; access to capital; ConAgra Foods’ success in efficiently and effectively integrating its acquisitions; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

-more-

CONAGRA FOODS

Regulation G Disclosure

Below is a reconciliation of Q1 FY14 and Q1 FY13 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Q1 FY14 Ralcorp (Ralcorp Food Group and Ralcorp Frozen Bakery Products segments combined) segment operating profit, and FY13 diluted earnings per share from continuing operations, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q1 FY14 & Q1 FY13 Diluted EPS from Continuing Operations

	Q1 FY14	Q1 FY13	% change
Diluted EPS from continuing operations	$0.33	$0.61	-46%
Items impacting comparability:
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	0.05	0.02
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	0.03	(0.20)
Net benefit related to unusual tax matters	(0.05)	—
Net expense related to historical legal matters	—	0.02
Rounding	0.01	(0.01)

Diluted EPS adjusted for items impacting comparability	$0.37	$0.44	-16%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY14	Q1 FY13	% change
Consumer Foods Segment Operating Profit	$186	$236	-21%
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	2	7

Consumer Foods Segment Adjusted Operating Profit	$189	$243	-22%

Ralcorp Segment Operating Profit Reconciliation

(Dollars in millions)	Q1 FY14
Ralcorp Food Group Segment Operating Profit	$61
Ralcorp Frozen Bakery Products Segment Operating Profit	21

Ralcorp Segment Operating Profit	$82
Restructuring, integration, and transactions costs (including acquisition-related restructuring)	1

Ralcorp Segment Adjusted Operating Profit	$83

FY13 Diluted EPS from Continuing Operations

Total FY13
Diluted EPS from continuing operations	$1.85
Items impacting comparability:
Acquisition expenses, including restructuring, and integration costs	0.26
Expense related to restructuring charges	0.05
Net expense related to acquisition-related tax expense	0.04
Net expense related to impairment charges for assets within Commercial Foods	0.02
Net expense related to year-end remeasurement of pensions and early retirement of debt	0.02
Net benefit related to unallocated mark-to-market impact of derivatives	(0.07)
Rounding	(0.01)

Diluted EPS adjusted for items impacting comparability	$2.16

-more-

CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	August 25, 2013	August 26, 2012	Change
SALES
Consumer Foods	$1,995.9	$2,033.0	(1.8)%
Commercial Foods	1,263.9	1,269.3	(0.4)%
Ralcorp Food Group	703.4	—	N/A
Ralcorp Frozen Bakery Products	238.6	—	N/A

Total	4,201.8	3,302.3	27.2%

OPERATING PROFIT
Consumer Foods	$186.5	$236.0	(21.0)%
Commercial Foods	129.8	139.6	(7.0)%
Ralcorp Food Group	61.0	—	N/A
Ralcorp Frozen Bakery Products	20.7	—	N/A

Total operating profit for segments	398.0	375.6	6.0%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate (expense) income	(126.5)	42.5	N/A
Interest expense, net	(95.6)	(49.3)	93.9%

Income from continuing operations before income taxes and equity method investment earnings	$175.9	$368.8	(52.3)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

-more-

CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	August 25, 2013	August 26, 2012	Change
Net sales	$4,201.8	$3,302.3	27.2%
Costs and expenses:
Cost of goods sold	3,370.9	2,433.7	38.5%
Selling, general and administrative expenses	559.4	450.5	24.2%
Interest expense, net	95.6	49.3	93.9%

Income from continuing operations before income taxes and equity method investment earnings	175.9	368.8	(52.3)%
Income tax expense	33.9	123.8	(72.6)%
Equity method investment earnings	4.1	7.6	(46.1)%

Income from continuing operations	146.1	252.6	(42.2)%
Income (loss) from discontinued operations, net of tax	1.1	(0.4)	N/A

Net income	$147.2	$252.2	(41.6)%

Less: Net income attributable to noncontrolling interests	2.9	2.1	38.1%

Net income attributable to ConAgra Foods, Inc.	$144.3	$250.1	(42.3)%

Earnings per share – basic
Income from continuing operations	$0.34	$0.61	(44.3)%
Income from discontinued operations	—	—	—

Net income attributable to ConAgra Foods, Inc.	$0.34	$0.61	(44.3)%

Weighted average shares outstanding	421.1	407.1	3.4%

Earnings per share – diluted
Income from continuing operations	$0.33	$0.61	(45.9)%
Income from discontinued operations	0.01	—	N/A

Net income attributable to ConAgra Foods, Inc.	$0.34	$0.61	(44.3)%

Weighted average share and share equivalents outstanding	428.2	412.0	3.9%

-more-

CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	August 25, 2013	May 26, 2013
ASSETS
Current assets
Cash and cash equivalents	$194.2	$183.9
Receivables, less allowance for doubtful accounts of $7.6 and $7.6	1,246.1	1,286.2
Inventories	2,549.8	2,390.3
Prepaid expenses and other current assets	463.8	515.6
Current assets held for sale	3.5	3.8

Total current assets	4,457.4	4,379.8
Property, plant and equipment, net	3,905.8	3,850.4
Goodwill	8,417.0	8,444.1
Brands, trademarks and other intangibles, net	3,383.0	3,418.1
Other assets	286.4	293.5
Noncurrent assets held for sale	19.2	19.4

	$20,468.8	$20,405.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$282.2	$185.0
Current installments of long-term debt	585.4	517.9
Accounts payable	1,552.0	1,501.6
Accrued payroll	161.3	287.2
Other accrued liabilities	882.4	909.6

Total current liabilities	3,463.3	3,401.3
Senior long-term debt, excluding current installments	8,622.2	8,691.0
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,735.6	2,754.1
Total stockholders’ equity	5,451.8	5,363.0

	$20,468.8	$20,405.3

-more-

CONAGRA FOODS

ConAgra Foods, Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen weeks ended
	August 25, 2013	August 26, 2012
Cash flows from operating activities:
Net income	$147.2	$252.2
Income (loss) from discontinued operations	1.1	(0.4)

Income from continuing operations	146.1	252.6
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	147.0	91.2
Asset impairment charges	2.1	0.3
Earnings of affiliates less than distributions	1.7	1.2
Pension expense	(2.2)	6.1
Contributions to pension plans	(4.5)	(3.8)
Share-based payments expense	17.2	13.1
Other items	(6.7)	(1.5)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	43.6	(35.8)
Inventory	(158.0)	(148.5)
Deferred income taxes and income taxes payable, net	14.5	113.3
Prepaid expenses and other current assets	(2.8)	(33.9)
Accounts payable	46.8	53.3
Accrued payroll	(125.8)	(30.1)
Other accrued liabilities	44.9	50.1

Net cash flows from operating activities – continuing operations	163.9	327.6
Net cash flows from operating activities – discontinued operations	2.2	(3.7)

Net cash flows from operating activities	166.1	323.9

Cash flows from investing activities:
Additions to property, plant and equipment	(181.1)	(98.4)
Sale of property, plant and equipment	3.7	1.9
Purchase of businesses	—	(268.6)

Net cash flows from investing activities – continuing operations	(177.4)	(365.1)
Net cash flows from investing activities – discontinued operations	(0.2)	(0.2)

Net cash flows from investing activities	(177.6)	(365.3)

Cash flows from financing activities:
Net short-term borrowings	97.2	232.0
Repayment of long-term debt	(2.3)	(16.9)
Repurchase of ConAgra Foods, Inc. common shares	(30.9)	(75.0)
Cash dividends paid	(104.8)	(97.9)
Exercise of stock options and issuance of other stock awards	62.9	10.8
Other items	0.5	0.2

Net cash flows from financing activities	22.6	53.2

Effect of exchange rate changes on cash and cash equivalents	(0.8)	1.7
Net change in cash and cash equivalents	10.3	13.5
Cash and cash equivalents at beginning of period	183.9	103.0

Cash and cash equivalents at end of period	$194.2	$116.5

#  #  #